Exhibit 99.1

             Telular Corporation Announces Third Quarter Results



    VERNON HILLS, Ill., July 24 /PRNewswire-FirstCall/ -- Telular Corporation

(Nasdaq: WRLS) -- Telular Corporation reported revenue of $12.1 million for its third quarter ended June 30, 2003, compared to $15.6 million the same period last year. The Company reported a third-quarter net loss of $1.8 million, or $0.14 per share, compared to a net loss of $0.4 million, or $0.03 per share, last year.

    "Our third quarter revenue and bottom line were clearly impacted by a decline in shipments to our largest customer in Mexico," said Kenneth E.

Millard, Chairman and Chief Executive Officer. "A shift in that customer's marketing approach resulted in a build up of their inventory. However, we have experienced periods of slowed demand in Mexico before and we are working to restore the previous level of demand."

    For the first nine months of its fiscal year 2003, the Company reported revenue of $51.7 million, compared to $42.0 million last year for the same period. The Company reported a net loss of $0.7 million, or $0.05 per share for the nine-month period, compared to a net loss of $3.0 million, or $0.23 per share last year.



    Operating Details

    Fixed Wireless sales of $9.0 million decreased 28% during the third quarter from the same period last year, while Wireless Alarm revenues of $3.1 million were even with the same period last year.

    "While revenue from Latin America fell 41% in the third quarter due to the lower shipments to Mexico, the decline was partially offset by double-digit revenue increases in each of the other regions that we serve," added Millard.

    On a fiscal year-to-date basis, Fixed Wireless sales of $42.2 million increased 28% from $32.9 million during the same period last year. On the same basis, Wireless Alarm revenues increased 4% to $9.5 million over the same period last year.

    The Company's gross margin was unchanged from last year at 29% for the third quarter. On a fiscal year-to-date basis, gross margin of 29% represents an improvement of 1 percentage point over the same period of fiscal year 2002.

    Operating expenses for the third quarter increased 11 percent from last year as engineering and development expenses increased 30 percent. On a fiscal year-to-date basis, operating expenses increased 5 percent over last year due to a 16 percent increase in engineering and development expenses. The increase in engineering expense resulted from substantial new investments in

CDMA2000(R) 1XRTT products.

    "Most of the increase in engineering expenses is due to a continued

emphasis on new CDMA products," explained Millard. "We are seeing increased market demand for these products in Latin America, China, Southeast Asia, as well as here in the United States. We will be launching several new CDMA products this year and next year."

    During the third quarter, the Company used $1.2 million of cash for operations, compared to generating $1.9 million of cash from operations during the same period of last year. Through the first nine months of fiscal year

2003, the Company used $2.7 million of cash for operations compared to using

$3.7 million in operations during the same period of last year.



    Investor Conference Call

    Telular's quarterly conference call will be held today, July 24th at 10:00

A.M. CDT. To access the teleconference, international attendees wishing to participate on the call can gain access by dialing +1-612-332-0632 at least 15 minutes prior to the start of the call.  United States participants can access the call by dialing 1-888-273-9886. You may also monitor the call via webcast at www.vcall.com .



    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and

Johannesburg. For further company information, visit Telular at

http://www.telular.com .



    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30,

2002. Copies of these filings may be obtained by contacting the Company or the

SEC.





                             TELULAR CORPORATION

                    CONDENSED CONSOLIDATED BALANCE SHEETS

                         AND STATEMENTS OF CASH FLOWS

                  (Dollars in thousands, except share data)



                                BALANCE SHEETS



                                                June 30,        September 30,

                                                  2003                2002

                                               (Unaudited)

    ASSETS

     Cash and cash equivalents                  $27,187             $33,812

     Restricted cash                                  -               3,789

     Trade receivables, net of allowance

      for doubtful accounts of $104 at

      June 30, 2003 and September 30, 2002        7,197               9,613

     Inventories, net                            10,176               7,192

     Prepaid expenses and other current assets      748                 859

     Total current assets                        45,309              55,265



     Property and equipment, net                  3,729               3,328

     Other assets                                 5,607               3,232



     Total assets                               $54,644             $61,825



    LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities                         $6,952             $15,078

     Long-term liabilities                        1,000                   -

     Total stockholders' equity *                46,692              46,747

     Total liabilities and stockholders'

      equity                                    $54,644             $61,825



      * At June 30, 2003, 12,945,937 shares were outstanding





                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS



                                                   Nine Months Ended June 30

                                                  2003                2002

                                               (Unaudited)        (Unaudited)



    Net cash used in operating activities       $(2,707)            $(3,727)

    Net cash provided by (used in)

     investing activities                           426              (1,918)

    Subtotal net cash used before

     financing activities                       $(2,281)            $(5,645)

    Net cash provided by (used in)

     financing activities                        (4,344)                907

    Net decrease in cash and cash

     equivalents                                $(6,625)            $(4,738)







                             TELULAR CORPORATION

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (Dollars in thousands, except share data)

                                  Unaudited



                                                 Three Months Ended June 30,

                                                  2003                2002



    Revenues                                    $12,132             $15,625

    Cost of sales                                 8,642              11,129



                                                  3,490               4,496



    Engineering and development expenses          1,974               1,514

    Selling and marketing expenses                2,136               2,051

    General and administrative expenses           1,228               1,245

      Loss from operations                       (1,848)               (314)



    Other income (expense)                           28                 (86)

    Loss before income taxes                     (1,820)               (400)

    Income taxes, net of tax benefit                  -                   -



    Net loss                                    $(1,820)              $(400)



    Net loss per common share:

      Basic                                      $(0.14)             $(0.03)

      Diluted                                    $(0.14)             $(0.03)



    Weighted average number of common shares

     outstanding:

      Basic                                  12,941,070          12,876,043

      Diluted                                12,941,070          12,876,043





                             TELULAR CORPORATION

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (Dollars in thousands, except share data)

                                  Unaudited



                                                 Nine Months Ended June 30,

                                                  2003                2002



    Revenues                                     $51,673             $42,037

    Cost of sales                                 36,542              30,337

                                                  15,131              11,700



    Engineering and development expenses           5,470               4,723

    Selling and marketing expenses                 6,283               6,304

    General and administrative expenses            3,747               3,746



      Loss from operations                          (369)             (3,073)



    Other income (expense)                          (316)                 54

    Loss before income taxes                        (685)             (3,019)

    Income taxes, net of tax benefit                   -                   -



    Net loss                                       $(685)            $(3,019)



    Net loss per common share:

      Basic                                       $(0.05)             $(0.23)

      Diluted                                     $(0.05)             $(0.23)



    Weighted average number of

     common shares outstanding:

      Basic                                   12,866,166          12,850,990

      Diluted                                 12,866,166          12,850,990



SOURCE  Telular Corporation

    /CONTACT:  Jeffrey L. Herrmann, Executive Vice President of Telular

Corporation, +1-847-247-9400, or fax, +1-847-247-0021, jherrmann@telular.com /

    /Web site:  http://www.telular.com /

    (WRLS)



CO:  Telular Corporation

ST:  Illinois

IN:  CPR ECP HRD ITE TLS

SU:  ERN